                                                                  EXHIBIT (a)(9)


To: All InterTrust Employees

Re: Supplement to InterTrust Technologies Corporation Option Exchange Program.
    Please read this message in its entirety.

Dear InterTrust Employees:

We are sending this letter based on comments from the Securities and Exchange Commission (the "SEC") received after filing the recent offer to exchange (the "Offer") outstanding options granted under the InterTrust Technologies Corporation 1995 Stock Plan, 1999 Equity Incentive Plan and 2000 Supplemental Plan (together, the "Plans") with an exercise price of $5.00 or more (after giving effect to InterTrust's two-for-one stock split on February 24, 2000) for new options InterTrust will grant under the Plans. Attached to this letter you will find financial information which supplements the information provided in the Offer. In deciding whether to participate in (or to modify or rescind your participation in) the Offer, please consider this supplemental financial information in making your decision. Any terms that are not otherwise defined in this letter shall have the meanings given to them in the Offer.

Additionally, we have attached a revised letter of transmittal (the "Letter of Transmittal") which removes the language requiring employees to acknowledge that they have "read" and "understood" the Offer. You will be required to properly complete and return to us this revised Letter of Transmittal by the expiration date of the Offer. We apologize for the inconvenience to those of you who had already submitted the original Letter of Transmittal.

If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us by fax to (408) 855-0144 or by email to jamster@intertrust.com or by post to InterTrust Technologies
         ----------------------
Corporation, 4750 Patrick Henry Drive, Santa Clara, California 95054, Attn:
John Amster, Vice President, Corporate Development. If you have any questions about the Offer or this supplemental information, please call John Amster at
(408) 855-0100. The offer expires on June 22, 2001 at 9:00 p.m., Pacific time, unless it is extended by us.


                              Sincerely,



                              David Ludvigson
                              President
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E-MAIL ATTACHMENT:

     Set forth below is a selected summary of our financial information. The selected historical statement of operations data for the years ended December 1999 and 2000 and the selected historical balance sheet data as of December 31, 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000 that have been audited by Ernst & Young LLP, independent public accountants. The selected historical statement of operations data for the three months ended March 31, 2000 and March 31, 2001 and the selected historical balance sheet data as of March 31, 2001, which are included in InterTrust's quarterly report on Form 10-Q for the quarter ended March 31, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.



              CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                    (in thousands, except per share amounts)

                                                                                      Three Months
                                                       Year Ended December 31,       Ended March 31,
                                                       -----------------------    --------------------
                                                          2000          1999       2001         2000
                                                          ----          ----       ----         ----
                                                                                      (unaudited)
Revenues:
 Licenses..............................................  $  4,150   $    778      $  1,387    $    687
 Software support and training.........................     3,149        613           730         660
 Services..............................................       244        150           276          --
 Hardware..............................................       445         --            12          --
                                                         --------   --------      --------    --------
   Total revenues......................................     7,988      1,541         2,405       1,541
Cost of revenues:
 Licenses..............................................       436        141           137         103
 Software support and training.........................       910        470           438         147
 Services..............................................     3,670        436         1,915         643
 Hardware..............................................       445         --           417          --
                                                         --------   --------      --------    --------
   Total cost of revenues..............................     5,461      1,047         2,907         893
                                                         --------   --------      --------    --------
Gross profit (loss)....................................     2,527        494          (502)        454
Operating costs and expenses:
 Research and development..............................    24,475     16,472         9,391       5,201
 Sales and marketing...................................    18,539      6,886         7,610       3,657
 General and administrative............................     9,890      5,588         3,946       2,228
 Purchased in-process research and development.........     6,100         --            --       6,100
 Amortization of goodwill and other intangible assets..     3,004         --         2,193          --
 Amortization of deferred stock compensation...........     3,326      1,704           723       1,006
                                                         --------   --------      --------    --------
   Total operating costs and expenses..................    65,334     30,650        23,863      18,192
                                                         --------   --------      --------    --------
Loss from operations...................................   (62,807)   (30,156)      (24,605)    (17,738)
Interest income, net...................................    10,867      1,876         2,770       2,112
Loss on debt and equity investments....................    (3,699)        --            --          --
Provision for foreign income taxes.....................        (2)      (325)           --          --
                                                         --------   --------      --------    --------
Net loss...............................................  $(55,641)  $(28,605)     $(21,595)   $(15,626)
                                                         ========   ========      ========    ========
Basic and diluted net loss per share...................  $  (0.66)  $  (0.71)     $  (0.24)   $  (0.20)
                                                         ========   ========      ========    ========
Shares used in computing the net loss per share........    84,016     40,426        91,485      78,931
                                                         ========   ========      ========    ========

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                                  As of December 31,       As March 31,
                                                                  ------------------       ------------
                                                                  2000        1999       2001        2000
                                                                  ----        ----       ----        ----
ASSETS
Current assets:
  Cash and cash equivalents.................................     $  23,811   $ 98,286   $  23,513   $ 86,801
  Short-term investments....................................       134,707     42,548     124,625     26,715
  Accounts receivable, net*.................................         3,928      2,562       3,126      1,240
  Prepaids and other current assets.........................         2,771      1,182       3,509      2,226
                                                                 ---------   --------   ---------   --------
     Total current assets...................................       165,217    144,578     154,773    116,982
  Property and equipment, net...............................         8,919      3,356      10,950      4,166
  Long-term investments.....................................        16,783         --      26,766     19,591
  Restricted long-term investments..........................           944         --         944         --
  Goodwill and other intangible assets, net.................        29,453      3,426      39,216     21,820
  Other assets..............................................         5,557        137       5,914        417
                                                                 ---------   --------   ---------   --------
                                                                 $ 226,873   $151,497   $ 226,873   $162,976
                                                                 =========   ========   =========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $   2,728   $  2,184   $   2,089   $  2,487
  Accrued compensation......................................         2,155      1,113       2,955      1,106
  Other accrued liabilities.................................         1,110      1,678       3,378      2,653
  Deferred revenue..........................................         5,915      3,052       4,536      3,576
                                                                 ---------   --------   ---------   --------
     Total current liabilities..............................        11,908      8,027      12,958      9.822
Deferred revenue--long-term portion.........................         7,617     10,118       7,948      9,258
Other long term liabilities.................................            --         --       2,008         --
                                                                 ---------   --------   ---------   --------
Total liabilities...........................................     $  19,525   $ 18,145   $  22,914   $ 18,145
                                                                 =========   ========   =========   ========
Commitments and contingencies
Stockholders' equity:
  Common stock..............................................            88         79         119         80
  Additional paid-in capital................................       340,380    214,241     372,635    239,632
  Deferred stock compensation...............................        (3,274)    (6,600)     (5,873)    (5,593)
  Notes receivable from stockholders........................          (516)      (196)       (475)      (177)
  Accumulated other comprehensive income (loss).............           376       (107)        544       (355)
Accumulated deficit.........................................      (129,706)   (74,065)   (151,301)   (89,691)
                                                                 ---------   --------   ---------   --------
     Total stockholders' equity.............................       207,348    133,352     215,649    143,896
                                                                 ---------   --------   ---------   --------
                                                                 $ 226,873   $151,497   $ 238,563   $162,976
                                                                 =========   ========   =========   ========

_________________
* Accounts receivable for the periods ended December 31, 2000 and 1999 are net of allowances of $178 and $0, respectively. Accounts receivable for the periods ended March 31, 2001 and 2000 are net of allowances of $1,029 and $0, respectively.


     The information set forth on pages F-1 through F-23 of InterTrust's Annual Report on Form 10-K for its fiscal year ended December 31, 2000 and pages 3 through 8 of InterTrust's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2000 is incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in the Offer to Exchange under "Additional Information."